EXHIBIT 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

March 4, 2003

Dear Investors and Analysts:

Attached are updated current expectations for several operating and financial statistics for first quarter and full year 2003 (Attachment A). There are many uncertainties facing our industry and we continue to experience demand weakness throughout our system. In addition, year-over-year comparisons for March and April will be skewed by the Easter holiday occurring in late April this year versus late March last year.

Transatlantic bookings are looking weak in March, mainly due to concerns about a conflict with Iraq as well as the shift of Easter. We anticipate that our March transatlantic load factor will be down about 15 points year-over-year. April forward bookings are currently showing some softness as well. March and April forward bookings for the pacific region are also weak. While domestic demand continues to be softer than we'd hoped, it is expected that combined March/April domestic load factor year-over-year will be flat.

Operations in February were impacted by several storms in the Northeast and Midwest. We estimate that the financial impact from these storms is approximately $10 - $15 million on a pre-tax basis. These storms and related flight cancellations are the driver behind our change in capacity for the first quarter (up 0.8% y-o-y vs. previous forecast of up 2.0% y-o-y.)

In February we announced that we are deferring some deliveries of Embraer regional jet aircraft. An updated Continental fleet plan reflecting these deferrals through 2004 is attached (Attachment B).

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.